Exhibit 99.1

NEWS RELEASE

For Immediate Release

CSG Systems Closes $230 Million of 2½% Senior Subordinated

Convertible Contingent Debt Securities Offering

Englewood, CO. —June 2, 2004— CSG Systems (Nasdaq: CSGS) today announced the closing of its offering of $200 million of 2 ½% Senior Subordinated Convertible Contingent Debt Securities due 2024 in a private placement to qualified institutional buyers pursuant to exemptions from the registration requirements of the Securities Act of 1933. In addition, the initial purchasers of the Securities exercised their right to purchase an additional $30 million aggregate principal amount of the Securities, bringing the total offering to $230 million.

Concurrent with the Convertible Debt Offering, CSG Systems repurchased of 2.1 million shares of common stock. In conjunction with the Convertible Debt Offering, the company used the remainder of the net proceeds and a portion of the company’s available cash, cash equivalents and short-term investments to repay and terminate its $199 million of outstanding debt.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The Securities and the common stock issuable upon conversion of the Securities have not been registered under the Securities Act of 1933 or applicable state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

For more information contact:

Liz Bauer

Senior Vice President, IR and Corporate Communications

CSG Systems International, Inc.

303.804.4065

liz_bauer@csgsystems.com